                                                                      Exhibit 99

     The Fifth Third Bancorp
     Master Profit Sharing Plan

     Financial Statements and Supplemental
     Schedule for the Years Ended
     December 30, 2001 and 2000 and
     Independent Auditors' Report for Inclusion in the Annual Report (Form 5500) to the Internal Revenue Service

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
FOR THE YEARS ENDED DECEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                                 Page
INDEPENDENT AUDITORS' REPORT                                                                       1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of December 30, 2001
      and 2000                                                                                     2

   Statements of Changes in Net Assets Available for Benefits for the Years
      Ended December 30, 2001 and 2000                                                             3

   Notes to Financial Statements for the Years Ended December 30, 2001 and 2000                   4-8

SUPPLEMENTAL SCHEDULE:

   Schedule H, Part IV, Line 4i-
      Assets Held for Investment Purposes as of December 30, 2001                                9 - 10

SUPPLEMENTAL SCHEDULES OMITTED - The following supplemental schedules are omitted because of the absence of conditions under which they are required:

   Assets Acquired and Disposed Within the Plan Year

   Party-in-Interest Transactions

   Obligations in Default

   Leases in Default

   Reportable Transactions - Single Transactions

   Reportable Transactions - Series of Transactions

INDEPENDENT AUDITORS' REPORT


Fifth Third Bancorp and the Trustees of The Fifth Third
 Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") as of December 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 30, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying index is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio

June 21, 2002

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 30, 2001 AND 2000
-------------------------------------------------------------------------------

                                                      2001              2000

INVESTMENTS, At fair value (Notes 2,3,4):
  Common stock of Fifth Third Bancorp            $ 179,018,316    $ 112,419,625
  Collective Funds:
    Cash equivalents                                31,944,442       31,317,734
    Fixed income                                    56,473,856       63,651,334
    Equity                                         152,991,529      174,402,878
  Mutual Funds                                     109,743,619       85,792,464
  Participant notes receivable                       1,736,337        1,570,285
                                                 -------------    -------------
          Total investments                        531,908,099      469,154,320

ACCRUED INVESTMENT INCOME                              719,331          462,640

CONTRIBUTIONS RECEIVABLE FROM
  SUBSIDIARIES OF FIFTH THIRD BANCORP               21,012,321       17,010,618

CASH OVERDRAFT                                               -           (8,129)
                                                 -------------    -------------

NET ASSETS AVAILABLE FOR BENEFITS                $ 553,639,751    $ 486,619,449
                                                 =============    =============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 30, 2001 AND 2000
-------------------------------------------------------------------------------

                                                                                       2001             2000
ADDITIONS:
  Income (loss) from investments:
    Interest                                                                     $   1,222,321    $   1,223,924
    Dividends                                                                        2,066,647        1,297,128
    Net appreciation (depreciation) in fair value of
      investments (Note 3)                                                         (23,081,841)      22,616,824
                                                                                 -------------    -------------
           Total income (loss) from investments                                    (19,792,873)      25,137,876
                                                                                 -------------    -------------

  Contributions from subsidiaries of Fifth Third Bancorp (Note 1)                   28,132,340       21,087,511
  Contributions from participants (Note 1)                                          32,505,193       27,900,919
                                                                                 -------------    -------------
           Total contributions                                                      60,637,533       48,988,430
                                                                                 -------------    -------------

  Other                                                                                246,585          119,126
  Transfer of plan assets from acquired companies (Note 6)                          67,399,668                -
                                                                                 -------------    -------------
           Total additions                                                         108,490,913       74,245,432
                                                                                 -------------    -------------

DEDUCTIONS:
  Benefits paid to participants (Note 1)                                           (41,184,779)     (47,076,161)
  Other disbursements                                                                 (285,832)        (237,795)
                                                                                 -------------    -------------
           Total deductions                                                        (41,470,611)     (47,313,956)
                                                                                 -------------    -------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                                       67,020,302       26,931,476

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                                486,619,449      459,687,973
                                                                                 -------------    -------------

  End of year                                                                    $ 553,639,751    $ 486,619,449
                                                                                 =============    =============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 30, 2001 AND 2000
--------------------------------------------------------------------------------


1.    DESCRIPTION OF PLAN

      The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp ("Bancorp") subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. For the 401(k) feature, employees are eligible to participate immediately upon employment by the Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The original Plan became effective December 31, 1954 and was last amended in its entirety effective December 31, 2000. As a result of this amendment, modifications to funding and contributions became effective on December 31, 2000.

      Administration - The Fifth Third Bank, a wholly-owned subsidiary of Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

      Funding and Vesting - The Bancorp's profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan.

      The profit sharing contribution by the Bancorp and any forfeitable balances remaining in the accounts of participants who terminate their employment are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

      Until October 1, 2000 gains and losses under the Plan, including income from investments and changes in the market value of investments, are allocated to participants in proportion to their respective interests in the Plan as of the preceding valuation date, reduced by any payments to retired participants made during the period. After October 1, 2000, gains and losses under the Plan are valued on a daily basis.

      Bancorp profit sharing contributions are allocated to eligible employees according to the following schedule:

          0% - Less than one year of service
         25% - One year of service, but less than two years of service
         50% - Two years of service, but less than three years of service 75% - Three years of service, but less than four years of service
        100% - Four years of service or more

      Participants are 100% vested in these contributions, subject to limited forfeiture for competition or dishonesty.

      The Plan permits voluntary contributions from participants up to 20% of their compensation. Such contributions are credited directly to the participants' accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. The Bancorp matches participants' voluntary pre-tax contributions up to a maximum of 6% of eligible annual compensation. Participants are eligible for matching after one year of service according to the following schedule:

         25% match - One year of service, but less than ten years of service
         50% match - Ten years of service, but less than twenty years of service 75% match - Twenty years of service or more

      Participants are 100% vested in matching contributions, subject to limited forfeiture for competition or dishonesty.

      Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

      Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

      Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

      Benefits Payable - Benefits payable, consisting of amounts owed but not paid as of year end for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 30, 2001 and 2000 were $6,630,361 and $4,150,063, respectively.

      Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated September 18, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      Investment Options per the Related Prospectus -

          . Fifth Third Balanced Fund contains investments in common stock with a smaller percentage in bonds and cash equivalents.

          . Fifth Third Prime Money Market Fund contains investments in high quality commercial paper.

          . Fifth Third Stock Fund contains shares of the Fifth Third Bancorp common stock and short-term liquid investments.

          . Fifth Third Quality Growth Fund contains investments in common stocks that are perceived to be high quality.

          . Fifth Third Mid Cap Fund contains investments in middle capitalization companies.

          . Fifth Third International Equity Fund contains investments in common stocks headquartered outside of the United States.

        . Fifth Third Technology Fund contains investments in stocks of established and emerging technology companies.

        . Fifth Third Value Fund contains investments in a highly diversified portfolio of stocks that are perceived to be undervalued in the market.

        . Fifth Third Fixed Income Fund contains investments in investment grade securities.

      Participant Notes Receivable - Effective as of November 1, 1996, participants may borrow from their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the nonforfeitable portion of their account balance. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans originated during 2001 and 2000 were 7.0-10.5% and 10.5% (prime + 1%), respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

      Withdrawals - Subject to the Plan administrator's sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant's voluntary contributions for financial hardship purposes.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following are the significant accounting policies followed by the
      Plan:

      General - The accounting records of the Plan are maintained on the accrual basis of accounting.

      Valuation of Investments - Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

      Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

3.    INVESTMENTS

      Investments representing more than five percent of net assets at December 30, 2001 and 2000 are as follows:

                                                                                  Fair Value
                                                                     ----------------------------------
                                                                           2001                2000
Fifth Third Bank Common Stock Fund for Employee
  Benefit Plans                                                      $  107,796,179      $  129,140,125
Fifth Third Bank Fixed Income Fund for Employee
  Benefit Plans                                                          56,473,856          63,651,334
Fifth Third Bank Middle Capitalization Fund for Employee
  Benefit Plans                                                          40,717,963          45,262,753
Fifth Third International Equity Fund                                    28,190,488          32,289,699
Fifth Third Quality Growth Fund                                          55,302,448          37,786,742
Fifth Third Bancorp common stock                                        179,018,316         112,419,625



      The following table represents the net appreciation (depreciation) in fair value of investments for the Plan for the years ended:

                                                                                  Year Ended
                                                                                 December 30,
                                                                     ----------------------------------
                                                                           2001                2000
Net appreciation (depreciation) in fair value of investments:
   Common stock of Fifth Third Bancorp                               $    7,422,430      $  22,210,469
   Collective funds - fixed income and equity                           (14,783,583)         7,798,856
   Mutual funds                                                         (15,720,688)        (8,255,326)
   U.S. Government, agency securities and other                                                862,825
                                                                     --------------      -------------

Total                                                                $  (23,081,841)     $  22,616,824
                                                                     ==============      =============

4.    NONPARTICIPANT - DIRECTED INVESTMENTS

      The Balanced Fund was considered to be nonparticipant-directed in 2000 because the Fifth Third Bank's discretionary match in 2000 for the 1999 Plan Year was made in the Balanced Fund and the employee and employer amounts have not been separately determined. The Balanced Fund is considered to be participant directed in 2001 because the company's discretionary match in 2001 for the 2000 Plan Year was made directly into the employee's investment allocations.

      Information about the net assets and the significant components of the changes in net assets relating to the Balanced Fund is as follows:

                                                                                   December 30, 2000
                                                                                ------------------------
          Net assets - Balanced Fund                                                $  320,025,881


                                                                                        Year Ended
                                                                                    December 30, 2000
                                                                                ------------------------


          Changes in net assets of Balanced Fund:
           Contributions                                                            $    7,926,783
           Income from investments                                                       9,390,464
           Transfer of Plan assets from acquired companies
           Distributions to participants                                               (28,982,070)
           Other                                                                          (154,923)
           Interfund transfer                                                           (1,747,611)
                                                                                    --------------

           Total changes in net assets of Balanced Fund                             $  (13,567,357)
                                                                                    ==============


5.    TRANSACTIONS WITH RELATED PARTIES

      The Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

      At December 30, 2001 and 2000, the Plan held 2,888,790 and 1,881,500 shares of the Bancorp's common stock, respectively, with fair values of $179,018,316 and $112,419,625, respectively (see Note 1).

6.    PLAN ASSETS FROM ACQUIRED COMPANIES

      During 2001, $57,709,307 was transferred to the Plan as a result of the merger of the Citizens Incentive Savings Plan into the Plan. During 2001, $9,690,361 was transferred to the Plan as a result of the merger of the Ottawa Financial Corporation Employee Stock Ownership Plan into the Plan.

7.    SUBSEQUENT EVENT

      Effective as of the close of business on December 31, 2001, the Old Kent Thrift Plan was completely amended, restated and merged into the Plan.

                                     ******

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i
ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 30, 2001
-------------------------------------------------------------------------------

  Par Value/
    No.of                                                                      Current
    Shares     Asset Description                                               Market
               BALANCED FUND:

               COLLECTIVE FUNDS - CASH EQUIVALENTS:                        $   3,913,554
                                                                           -------------
  3,913,480     Fifth Third Banksafe Trust

               COLLECTIVE FUNDS - FIXED INCOME:
  1,077,418     Fifth Third Bank Fixed Income Fund
                 for Employee Benefit Plans                                   52,082,382
                                                                           -------------

               COLLECTIVE FUNDS - EQUITY:
    329,813     Fifth Third Bank Common Stock Fund
                 for Employee Benefit Plans                                  107,796,179
    433,446     Fifth Third Bank Middle Capitalization Fund
                 for Employee Benefit Plans                                   40,717,963
                                                                           -------------
                     Total Collective Funds - Equity                         148,514,142
                                                                           -------------

    683,425    COMMON STOCK - Fifth Third Bancorp                             42,351,847
                                                                           -------------

  2,679,195    MUTUAL FUNDS - Fifth Third International Equity Fund           22,398,070
                                                                           -------------
                     Total Balanced Fund                                     269,259,995
                                                                           -------------

                                                                   SUPPLEMENTAL
                                                                       SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i
ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 30, 2001 (Continued)

----------------------------------------------------------------------------------------------------------------

   Par Value/
     No. of                                                                                           Current
     Shares                  Asset Description                                                        Market
                             PRIME MONEY MARKET FUND:
   24,253,319                Prime Money Market Fund                                               $  24,253,319
                                                                                                   -------------
                                        Total Prime Money Market Fund                                 24,253,319
                                                                                                   -------------

                             STOCK FUND:
    3,777,569                  Fifth Third Banksafe Trust                                              3,777,569
    2,205,365                  Common Stock - Fifth Third Bancorp                                    136,666,469
                                                                                                   -------------
                                        Total Stock Fund                                             140,444,038
                                                                                                   -------------

                             QUALITY GROWTH FUND:
    3,045,289                  Mutual Funds - Fifth Third Quality Growth Fund                         55,302,448
                                                                                                   -------------
                                       Total Quality Growth Fund                                      55,302,448
                                                                                                   -------------

                             MID CAP FUND:
    1,592,892                  Mutual Funds - Fifth Third Middle Capitalization Fund                  23,208,437
                                                                                                   -------------
                                       Total Mid Cap Fund                                             23,208,437
                                                                                                   -------------

                             INTERNATIONAL EQUITY FUND:
      692,873                  Mutual Funds - Fifth Third International Equity Fund                    5,792,418
                                                                                                   -------------
                                        Total International Equity Fund                                5,792,418
                                                                                                   -------------

                             TECHNOLOGY FUND:
      302,711                  Mutual Funds - Fifth Third Technology Fund                              3,042,246
                                                                                                   -------------
                                        Total Technology Fund                                          3,042,246
                                                                                                   -------------

                             VALUE FUND:
       91,787                  Collective Funds - Fifth Third Value Fund for Employee                  4,477,387
                               Benefit Plans                                                       -------------
                                        Total Value Fund                                               4,477,387
                                                                                                   -------------

                             FIXED INCOME FUND:
       90,846                  Collective Funds - Fifth Third Fixed Income Fund                        4,391,474
                                                                                                   -------------
                                        Total Fixed Income Fund                                        4,391,474
                                                                                                   -------------

                             LOAN FUND:
                               Participant Notes Receivable (Interest Rate 7.00-10.50%)                1,736,337
                                                                                                   -------------
                                       Total Loan Fund                                                 1,736,337
                                                                                                   -------------

                               TOTAL                                                               $ 531,908,099
                                                                                                   =============